                                                                               Exhibit 99.1
                                                            News
                                                      Release

                                                   Vectren Corporation
                                                                       One Vectren Square
                                                       Evansville, IN  47708

FOR IMMEDIATE RELEASE
January 8, 2009

Contact:  Media – Chase Kelley, (812) 491-4128 or kckelley@vectren.com
Investor Relations – Steve Schein, (812) 491-4209 or sschein@vectren.com

Vectren Energy Delivery of Ohio new base rate approved;
expanded energy efficiency programs, improved rate design to be implemented

Dayton, Ohio – Vectren Corporation (NYSE: VVC) announced that yesterday afternoon the Public Utilities Commission of Ohio (PUCO) approved a base rate increase for Vectren Energy Delivery of Ohio’s (Vectren) natural gas distribution business in 17 west central Ohio counties.

The PUCO’s order provides for a $14.8 million increase in Vectren’s base distribution rates to cover the ongoing cost of operating, maintaining and expanding the approximate 5,200-mile distribution system used to serve more than 318,000 customers. The base rate adjustment will result in an approximate 3.8 percent increase, or less than $4 per month, to the average total bill for residential customers who heat their homes with natural gas. The increase is expected to go into effect on or before Feb. 1, following the filing of revised rate schedules, which must be approved by the PUCO.

Terms of the order include:
•	a base rate increase of nearly $14.8 million;
•	an overall rate of return of 8.89 percent on a rate base of about $235 million;
•	an opportunity to recover costs associated with the accelerated replacement of cast iron and bare steel pipelines as well as certain service risers;
•	up to $5 million annually in customer conservation and energy efficiency programs; and,
•
the creation of a one-year pilot program, which will provide a $4 per month discount to the newly approved flat monthly charge for up to 5,000 customers who are at or below 175 percent of federal poverty guidelines and are not enrolled in the Percentage of Income Payment Plan (PIPP). Details on how the program will be administered and how customers can apply will be developed in cooperation with the PUCO staff.

The energy efficiency programs will include rebate offerings on high-efficiency natural gas appliances, such as furnaces, water heaters and programmable thermostats for residential customers and similar offerings for small business owners. In addition, the company will continue its low-income weatherization program, Project TEEM (Teaching Energy Efficiency Measures), which provides free home weatherization services, such as the installation of a new furnace, water heater and insulation to help customers lower their natural gas bills.

These programs will be monitored, reviewed and adapted as deemed appropriate through the oversight of an existing collaborative, which includes representatives of Vectren, the Ohio Consumers’ Counsel, the PUCO and the Ohio Partners for Affordable Energy.

To ensure the alignment of the utility’s and its customers’ interests in continuing to reduce gas consumption, Vectren, as a result of this order, will implement a rate design that recovers most of its fixed distribution costs through a monthly “Customer Charge” rather than recover the majority of those costs based on customers’ usage.

Examples of these fixed costs that do not fluctuate with usage include installation and maintenance of pipes and regulating equipment, meter reading and customer billing.

As approved, for one year the monthly “Customer Charge” for a residential customer’s bill, which is a component of the “Distribution and Service Charges” line item, will increase from $7 to $13.37. After one year, the monthly delivery charge will change to $18.37, and the volumetric charge will be eliminated. While this change transfers most of Vectren’s needed fixed cost recovery from a volumetric charge to a levelized charge in year one and completely eliminates the volumetric charge in year two, it will not affect the total amount the average customer would otherwise pay for natural gas service had the traditional volumetric charge continued.

The delivery costs of Vectren’s natural gas service, which are listed on the bill as “Distribution and Service Charges,” typically account for 25 to 30 percent of the bill during the heating season. The other key charge, the cost of the gas that the customer consumes, which represents about 70 to 75 percent of the bill, will not be impacted by this change.

“The rationale behind the change to recover more of our costs through levelized charges is, that in operating and maintaining our pipeline system, we have fixed costs that simply do not fluctuate with usage – if we’re delivering five units of gas to one home and 500 units to another, we must still provide the same key services to both customers,” said Dan Berry, president of Vectren Energy Delivery of Ohio. “Just like a cable or phone bill, this rate design helps to levelize the delivery cost portion of the bill and ensures Vectren is able to recover the costs needed to deliver safe, reliable natural gas regardless of consumption levels. By making this change, we can encourage and help our customers use less gas and save on roughly 70 to 75 percent of the bill without harming our ability to recover expenses and attract capital necessary to continue to operate our system in a safe and reliable manner.”

“While natural gas costs have moderated recently, energy conservation remains an essential public policy that Vectren supports. That being the case, we want to expand our tools and resources to help customers lower their energy usage given the current national recession,” Berry said. “And the proposed conservation initiatives combined with the newly approved rate design will ensure we can help our customers attack the key driver behind high bills, gas costs, while still enabling Vectren to recover the costs needed to safely deliver that gas to homes and businesses throughout west central Ohio.”

Vectren serves all or a portion of Auglaize, Butler, Champaign, Clark, Clinton, Darke, Fayette, Greene, Highland, Logan, Madison, Miami, Montgomery, Pickaway, Preble, Shelby and Warren counties.

About Vectren Corporation
Vectren Corporation is an energy holding company headquartered in Evansville, Ind. The company's energy delivery subsidiaries provide gas and/or electricity to more than one million customers in adjoining service territories that cover nearly two-thirds of Indiana and west central Ohio. The company's nonutility subsidiaries and affiliates currently offer energy-related products and services to customers throughout the Midwest and Southeast. These include gas marketing and related services; coal production and sales; and energy infrastructure services.